CONFIDENTIAL

EMPLOYMENT RETIREMENT AND RELEASE AGREEMENT

This is an Employment Retirement and Release Agreement (“Agreement”), entered into as of June 20, 2015 (“Effective Date”), between Gentex Corporation (“Gentex”) having a place of business at 600 N. Centennial St. Zeeland, Michigan, and Mark Newton, Gentex employee number 22887, (“Employee”) (collectively referred to as “Parties”).

1.
Background and Purpose. Gentex is a Michigan Corporation. Employee has been employed by Gentex. The Parties wish to terminate their employment relationship as Employee is retiring and resolve any outstanding issues between them. This Agreement accomplishes a written statement of current benefits, and additional benefits granted to Employee to which Employee would not otherwise be entitled. The additional benefits are granted in consideration for the covenants, commitments, and releases in this Agreement and the resolution of all outstanding issues between the Parties. The Parties hereby acknowledge the receipt and sufficiency of the consideration.

2.	Separation Date. Employee’s separation from employment is effective October 2, 2015 (“Separation Date”).

3.	Additional Benefits. As consideration for the commitments and releases in this Agreement, Gentex will provide Employee with the following benefits to which he is not otherwise entitled.

a.
Salary Continuation. Gentex will continue Employee’s base salary from the date of this Agreement until the Separation Date (“Payment Period”). Salary payments during the Payment Period will be made on normal payroll dates and will be less required deductions and tax withholdings. Employee is not eligible for and will not accrue vacation days during the Payment Period. As of the Effective Date, Employee no longer has the title or the responsibilities of Senior Vice President or Corporate Secretary and is no longer an Officer for purposes of Section 16 of the Securities Exchange Act of 1934. Employee hereby resigns as Secretary of Gentex Holdings, Inc. as of the Effective Date. Employee is not expected to perform any duties for Gentex during the Payment Period, except Employee agrees to be available to be contacted for information regarding the Company on an as-needed basis.

b.
Vacation. Vacation days earned by Employee prior to the Effective Date, but not taken, will be paid through normal payroll procedures in a lump sum on or around the Separation Date, less required tax withholdings and deductions.

c.
Health Benefits. Employee’s coverage under Gentex’s group health insurance plans shall cease effective as of the Effective Date, at which time Employee shall be eligible to continue such coverage as permitted under COBRA.

d.	Stock Options.

i.
Vested Options. Employee’s vested stock options, including options vesting at the end of the third quarter 2015 (i.e., on or around September 30, 2015), must be exercised on or before the close of business of the last day after 90 days from the Separation Date, or the vested stock options are forfeited per Gentex’s Employee Stock Option Plan. Employee’s non-vested stock options, including restricted stock options, are forfeited as of the Separation Date per Gentex’s Employee Stock Option Plan and Second Restricted Stock Option Plan.

600 N. Centennial St. Zeeland, MI 49464 Phone 616-772-1800 Fax 616-772-7348 www.gentex.com 1

CONFIDENTIAL

ii.
Future stock option exercises during the Payment Period are subject to the four year claw back provision, the same as the Employee’s previous four years of stock option and restricted stock compensation.

e.
Payment Period. During the Payment Period, Employee will continue to receive any quarterly bonuses for which he qualifies. As of the Separation Date, Employee is officially terminated from employment and the payroll system.

f.
Additional Separation Payment. Gentex will pay Employee an additional separation payment of $1,832,040.00 less required deductions and tax withholdings (“Additional Payment”). The Additional Payment will be paid by Gentex to Employee as follows:

i.	A payment of $460,022.00 less required deductions and tax withholdings will be made on a normal payroll date on or around the Separation Date.

ii.	A payment of $1,372,018.00 less required deductions and tax withholdings will be made on a normal payroll date on or directly after January 1, 2016.

iii.	The Additional Payment set forth in this Section 3(f) is contingent upon Employee fully complying with all terms set forth in this Agreement.

4.	Other Benefits. All other benefits shall cease as of the Effective Date.

5.
Board of Directors. Employee agrees to resign as a Director of the Gentex Board of Directors (“Board”) by submitting a letter to the Chairman of the Board within one (1) business day of the Signature Date.

6.
Release and Waiver. In consideration of the additional benefit payments and other benefits set forth in this Agreement, Employee releases, waives and forever discharges Gentex, its affiliates and successors, past, present and future, and their owners, officers, directors, agents and employees, both present and former, (each “Gentex Party” or collectively “Gentex Parties”) from all claims, demands, obligations, damages and liabilities of every kind and nature and from all actions and causes of action which Employee may now have or may have or maintain hereafter, whether in law or in equity, known or unknown, arising in any way on or before the date Employee signs this Agreement, including all claims arising out of Employee’s employment or separation from employment with Gentex.

a.
Included Statutes. This Release and Waiver includes, but is not limited to, any and all claims, including claims for attorney fees, arising under the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, and all other relevant local, state and Federal statutes and regulations.

b.
Included Claims. Except those benefits expressly set forth in this Agreement, this Release and Waiver also includes, but is not limited to, all claims for past or future wages, severance pay, bonuses, commissions, vacation pay, sick pay, medical benefits, life or disability insurance, equity options or grants, and other benefits and all claims for violation of any express or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute, including all claims for attorney fees. Employee releases and waives all rights to recover, directly or

600 N. Centennial St. Zeeland, MI 49464 Phone 616-772-1800 Fax 616-772-7348 www.gentex.com 2

CONFIDENTIAL

indirectly, all or part of any penalty imposed on Gentex as a result of any action brought by or on behalf of any federal, state, or local government or by Employee or on behalf of Employee against Gentex.

c.
Excluded Claims. Employee is not waiving and releasing: Employee’s right to the payments called for under this Agreement; Employee’s right to any vested qualified retirement plan account attributable to Employee’s service up to the Separation Date; or Employee’s right to continue at Employee’s expense COBRA continuation coverage. This Agreement does not prohibit Employee from filing a charge or participating in an investigation by the United States Equal Employment Opportunity Commission, but by executing this Agreement, Employee waives and releases any right Employee might otherwise have to any recovery of damages, attorney fees or any other monetary or equitable relief or benefit that might result from such charge or investigation.

7.
Full Review and Knowing and Voluntary Agreement. Employee agrees that he has been given the opportunity to fully review this Agreement, has thoroughly reviewed it, fully understands its terms and knowingly and voluntarily agrees to all of its provisions including, but not limited to, the release and other provisions listed above. Employee acknowledges that Gentex provided Employee with up to twenty-one (21) days to deliberate whether to sign this Agreement and that such period was a reasonable time for deliberation. Employee acknowledges that Gentex advised Employee to consult with an attorney regarding this Agreement, and that he has either consulted with an attorney regarding this Agreement or has intentionally chosen not to exercise his right to consult with an attorney regarding this Agreement. Employee further acknowledges that if this Agreement is executed prior to the expiration of the twenty-one (21) day deliberation period, such execution was knowing and voluntary and without coercion or duress by Gentex.

8.
Revocation. Employee shall have the right to revoke this Agreement for a period of seven (7) days following the date of execution. Notice of revocation shall be in a signed writing and delivered to Gentex’s Human Resources Department before expiration of the revocation period. This Agreement shall not become effective or enforceable until this revocation period has expired.

9.
Nondisclosure Provision. Employee agrees that as a material condition of this Agreement, he shall not disclose the existence of this Agreement, nor the terms or conditions of this Agreement to any third party or entity. However, this paragraph shall not prohibit Employee from disclosing the terms and conditions of this Agreement to Employee’s spouse, Employee’s attorneys or accountants, or as may be lawfully required or ordered by any state or federal administrative agency, tribunal or court of law.

10.
Nondisparagement Provision. In consideration for and as a material condition of the promises and payments under this Agreement, Employee agrees not to make or publish in verbal, written or any other form, any disparaging remarks or negative comments to any third party nor shall Employee knowingly encourage or assist any third party to make such disparaging remarks or negative comments regarding, concerning or alluding to in any manner, Gentex, its affiliates and/or subsidiaries, past, present and future and/or their past, present and future owners, officers, directors, agents and/or employees.

11.
Nonadmission of Liability. By execution of this Agreement, Gentex specifically denies any wrongdoing as to Employee, and specifically disclaims any violation of any law, contract, public policy, or the commission of any tort.

600 N. Centennial St. Zeeland, MI 49464 Phone 616-772-1800 Fax 616-772-7348 www.gentex.com 3

CONFIDENTIAL

12.
Return of Gentex Property. Employee has returned or will immediately return to Gentex all materials including, without limitation, reports, files, memoranda, records, credit cards, keys, access cards, computers, electronic storage devices, instruction manuals and other physical or personal property which Employee received, prepared or helped to prepare, in connection with Employee’s employment with Gentex, its predecessors, subsidiaries, or affiliates; and Employee has not retained and will not retain any copies, duplications, reproductions, or excerpts thereof. Employee agrees to pay for lost or unsalvageable Gentex property. Employee understands that he is not to retrieve any items from a Gentex building, and that Employee has the option to request retrieval of personal items and personal data from Gentex owned hard drives. Employee further understands that all future visits to Gentex are subject to the Gentex Visitor Policy. Employee is permitted to retain his phone and phone number subject to Employee removing all Gentex data from the phone.

13.
Confidentiality and Prior Agreement. Employee agrees that in the course of his employment with Gentex, he acquired certain non-public information and/or trade secrets, such as techniques, processes, methods, software, developmental or experimental work, research data, marketing and sales information, personnel data, customer lists, records, reports, financial data, and plans of Gentex. Employee understands that this information has been disclosed in confidence and only for use by Gentex, its subsidiaries or affiliates. Employee agrees to keep such information confidential at all times during and after his employment with Gentex; to not use this information for his own purposes; and to not disclose or communicate this information to any third party. Employee further agrees to abide by his obligations (including confidentiality and non-competition obligations) in the Employment Agreement signed by the Parties on August 2, 2004, and hereby acknowledges a copy is attached hereto.

14.
No Re-employment. Employee waives any right or claim of re‑employment with Gentex and its affiliates and agrees to make no claim or application for such employment in the future. If Employee does seek such employment, neither Gentex, nor any corporation or organization affiliated with or successor to Gentex is in any way obligated to consider Employee for employment.

15.
Representations and Warrants. Employee hereby represents and warrants that to the best of his knowledge that he has preformed his duties as Senior Vice President, Corporate Secretary, and Director of the Gentex Board of Directors in accordance with Gentex’s Code of Business Conduct and Ethics, Gentex’s Code of Ethics for Certain Senior Officers, and applicable laws and regulations, and that he has no knowledge of any regulatory violations, or other potentially illegal activity or other wrongdoing by any Gentex Party. Employee further certifies that no filing of Form 5 (Annual Statement of Changes in Beneficial Ownership of Securities) is required by Employee as of the Effective Date. Employee is responsible, and Company may assist if notified of a transaction, for filing any required Forms 4 and 144.

16.
Insider Trading. Employee agrees to adhere to Gentex blackout periods and agrees to abide by Gentex’s policies and practices on refraining from trading on insider information with respect to transactions in Gentex securities.

17.
Binding Effect. This Agreement shall be binding on and inure to the benefit of Employee and Employee’s spouse, heirs, administrators and assigns. This Agreement and its releases apply not only to Gentex, but to all divisions, affiliated entities, and purchasers of substantially all of the

600 N. Centennial St. Zeeland, MI 49464 Phone 616-772-1800 Fax 616-772-7348 www.gentex.com 4

CONFIDENTIAL

stock or assets of Gentex, and to the predecessors, assigns, agents, officers, directors, shareholders, employees and other representatives of each.

18.	Separability. The invalidity of any paragraph or subparagraph of this Agreement shall not affect the validity of any other paragraph or subparagraph of this Agreement.

19.	Applicable Law. This Agreement shall be construed under the laws of the State of Michigan without regard to its conflicts of law provisions.

20.
Entire Agreement. Except for the above-identified Employment Agreement, which shall remain in full force and effect, this Agreement contains the entire understanding of the Parties and supersedes all previous verbal and written agreements. There are no other agreements, representations or warranties not referenced or set forth in this Agreement. This Agreement shall only be altered, modified, or amended in writing signed by the Parties.

21.
General Provisions. This Agreement may be executed in counterparts, together such counterparts comprise one and the same binding Agreement. Executed signatures may be exchanged electronically between the Parties, and such counterpart shall be effective and have the same effect as the original. The headings in this Agreement are for convenience of the Parties only, and shall not be considered when interpreting or applying the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the latest date set forth below.

EMPLOYEE

Signature: __/s/Mark Newton         Date: _20 June 2015
Print: Mark Newton                    “Signature Date”

GENTEX CORPORATION

Signature: /s/Steve Downing     Date: 20 June 2015

Print: Steve Downing

Its: _CFO, VP of Finance

600 N. Centennial St. Zeeland, MI 49464 Phone 616-772-1800 Fax 616-772-7348 www.gentex.com 5